Exhibit 99.1

NEWS RELEASE

	Contacts:	Alan Krenek,
Chief Financial Officer
Basic Energy Services, Inc.
817-334-4100
FOR IMMEDIATE RELEASE
Jack Lascar/Stephanie Smith
Dennard ▪ Lascar Associates
713-529-6600

BASIC ENERGY SERVICES REPORTS

 THIRD QUARTER 2015 RESULTS

FORT WORTH, Texas – October 22, 2015 – Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced its financial and operating results for the third quarter and nine months ended September 30, 2015.

THIRD QUARTER 2015 HIGHLIGHTS

Third quarter 2015 revenue declined 2% to $189.2 million from $193.6 million in the second quarter of 2015, on an as-reported basis, as all lines of services continued to experience renewed pricing pressure and diminished activity levels driven by volatile commodity prices and the reduced rig count. The second quarter of 2015 included an after-tax charge of $2.9 million, or $0.07 per basic and diluted share, related to a credit given to a customer resulting from the settlement of an audit, which impacted both revenue and earnings. Excluding this special item, Basic reported revenues of $198.1 million in the second quarter of 2015. In the third quarter of 2014, Basic generated $394.0 million in revenue.

For the third quarter of 2015, Basic reported a net loss of $105.6 million, or a loss of $2.63 per basic and diluted share. The third quarter of 2015 includes a tax-effected, non-cash charge of $55.1 million ($81.9 million before tax), or $1.37 per basic and diluted share, for impairment of all of the goodwill associated with the completion and remedial segment.  Excluding this special item, Basic reported a net loss of $50.6 million, or $1.26 per basic and diluted share. This compares to a net loss of $48.3 million, or a loss of $1.20 per basic and diluted share, reported in the second quarter of 2015. Excluding the second quarter 2015 special item mentioned above, Basic reported a net loss of $45.4 million, or a loss of $1.13 per basic and diluted share, in the second quarter of 2015.  In the third quarter of 2014, Basic reported net income of $9.9 million, or $0.24 per basic and diluted share.

Roe Patterson, Basic’s President and Chief Executive Officer, stated, “Our third quarter results reflect the impact of the additional decline in the U.S. drilling rig count that took place during the quarter, and its effect on demand and pricing for our services. We continue to take defensive measures to maximize utilization and control costs under the current environment, focusing on generating cash flow and preserving liquidity.

“Third quarter margins declined across the board, with our completion and remedial services being impacted the most, due to the continuing decline in rig count and the amount of excess equipment available in most stimulation markets. Our fluid services business has been the most resilient due to our integrated strategy that benefits from our extensive salt water disposal well network, especially in markets like the Permian Basin, which allows us to keep costs low and efficiencies high. Our business lines that support ongoing production such as well servicing, fluid services and rental and fishing tools have maintained relatively stable utilization rates.  Given that some customers reduced activity and some competitors have exited the marketplace, we feel we have most likely gained market share.

“Pricing in all of our markets and lines of business has been lowered in order to maintain activity levels and protect market share. Recently, in markets where stimulation pricing has fallen to levels causing cash margins at the field level to be uneconomical, we have either relocated this frac equipment to other markets or stacked it.

“Looking forward, we expect the fourth quarter to be challenging due to the combination of reduced customer spending and the normal seasonal conditions, including less daylight hours and the impact of holidays and weather.  Based on these conditions, we currently anticipate that our fourth quarter revenue will be down 13% to 15% sequentially. In response to this, we expect to further reduce costs, lower capital spending accordingly and make appropriate adjustments to preserve and increase our liquidity.  We believe these efforts have and will continue to pay dividends and we will emerge from this downturn in a strong position.”

Adjusted EBITDA decreased to ($1.6 million), or (1%) of revenues, for the third quarter of 2015 from $6.1 million, or 3% of revenues, in the second quarter of 2015.  In the third quarter of 2014, Basic generated Adjusted EBITDA of $88.5 million, or 23% of revenues.  Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization, loss on goodwill impairment, loss on legal settlements, loss on customer audit settlements, and the net gain or loss from the disposal of assets.  EBITDA and Adjusted EBITDA, which are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”), are defined and reconciled in note 3 under the accompanying financial tables.

2015 NINE MONTHS HIGHLIGHTS

Including the revenue adjustment in the second quarter of 2015, revenues for the first nine months of 2015 were $649.1 million. This represents a 40% decrease from revenue of $1.1 billion during the comparable period of 2014.

For the first nine months of 2015, Basic reported a net loss of $186.6 million, or a loss of $4.61 per basic and diluted share. Excluding the special items mentioned above, Basic generated an adjusted net loss of $128.6 million, or a loss of $3.18 per basic and diluted share. For the first nine months of 2014, Basic reported net income of $10.5 million, or $0.25 per basic and diluted share.  Excluding a special item in last year's second quarter, Basic generated adjusted net income of $13.4 million, or $0.32 per basic and diluted share.

Adjusted EBITDA for the first nine months of 2015 decreased 86% to $31.8 million, or 5% of revenue, compared to $232.3 million, or 21% of revenue, for the first nine months of 2014.

Adjusted EBITDA excludes the special items discussed above for both 2015 and 2014. Adjusted EBITDA is reconciled in note 3 under the accompanying financial tables.

Business Segment Results

Completion and Remedial Services

Completion and remedial services revenue dropped by 9% to $67.2 million in the third quarter of 2015 from $73.6 million in the prior quarter, excluding the special item from the second quarter of 2015 mentioned above.  The sequential decline in revenue was due to continued pricing pressure for our stimulation services, and the reduction in completion activity from sustained lower oil prices. In the third quarter of 2014, this segment generated $193.7 million in revenue.

At September 30, 2015, Basic had approximately 444,000 hydraulic horsepower (“HHP”), up slightly compared to the end of the previous quarter but up 8% from 413,000 HHP as of September 30, 2014. Weighted average HHP for the third quarter of 2015 was 442,000 essentially flat with the second quarter of 2015.

Segment profit in the third quarter of 2015 decreased 30% to $11.1 million compared to $15.9 million in the prior quarter, excluding the special item mentioned above.  Segment margin for the third quarter 2015 decreased 510 basis points to 16% compared to the previous quarter, driven predominantly by pricing concessions given to customers as well as lower stimulation and coil tubing utilization.  During the third quarter of 2014, segment profit was $74.6 million, or 38% of revenue.

Fluid Services

Fluid services revenue in the third quarter of 2015 decreased 2% to $62.6 million compared to $63.7 million in the prior quarter.  During the third quarter of 2014, this segment generated $92.9 million in revenue.

The weighted average number of fluid services trucks increased slightly to 1,012 during the third quarter of 2015, compared to 1,011 during the second quarter of 2015, but was down from 1,025 during the third quarter of 2014.  Truck hours of 565,000 during the third quarter of 2015 represented a decrease of 1% from the 574,000 generated in the second quarter of 2015 and a decrease of 12% compared to 646,000 in the same period in 2014.

The average revenue per fluid service truck decreased to $62,000 from $63,000 in the second quarter of 2015. In the comparable quarter of 2014, average revenue per fluid truck was $91,000.

Segment profit in the third quarter of 2015 was $14.9 million, compared to a profit of $15.3 million in the prior quarter. Segment profit margin remained flat at 24%, despite the lower revenue base. Segment profit in the same period in 2014 was $26.7 million, or 29% of revenue.

Well Servicing

Well servicing revenues decreased 2% to $55.5 million during the third quarter of 2015 compared to $56.5 million in the prior quarter. This slight decline was due to pricing pressure on sequentially flat activity levels, resulting from a highly competitive market environment. Well servicing revenues were $91.1 million in the third quarter of 2014. Revenues from the Taylor manufacturing operations were $4.1 million in the third quarter of 2015 compared to $2.2 million in the prior quarter and $3.0 million in the third quarter of 2014.

At September 30, 2015, the well servicing rig count was 421, the same as the end of the prior quarter and at September 30, 2014. Rig hours were 154,100 in the third quarter of 2015, essentially flat to 154,700 in the previous quarter and down from 217,500 hours in the comparable quarter of last year. Rig utilization was 50% in the third quarter of 2015, down slightly from 51% in the prior quarter and down from 71% in the third quarter of 2014.

Excluding revenues associated with the Taylor manufacturing operations, revenue per well servicing rig hour was $334 in the third quarter of 2015, compared to $351 in the previous quarter and to $405 reported in the third quarter of 2014. The sequential decline was due to pricing concessions given to customers to maintain utilization in all operating markets.

Segment profit in the third quarter of 2015 was $7.7 million, compared to $9.5 million in the prior quarter and $23.5 million during the same period in 2014. Segment profit margin decreased by 290 basis points to 14% in the third quarter of 2015 from 17% in the previous quarter. Third quarter profit margin was negatively impacted by the decremental margins from a lower revenue base with additional rate concessions to our customers.  In the third quarter of 2014, segment profit was 26% of revenue. Segment profit from the Taylor manufacturing operations was $311,000 in the third quarter of 2015 compared to $64,000 in the prior quarter.

Contract Drilling

Contract drilling revenue decreased by 11% to $3.8 million during the third quarter of 2015 from $4.3 million in the prior quarter. During the third quarter of 2014, this segment generated $16.3 million in revenue.  Basic operated 12 drilling rigs during the third quarter of 2015, the same number of rigs as in the previous quarter as well as the third quarter of 2014.  However, only three rigs were active during the majority of the third quarter. Revenue per drilling day in the third quarter of 2015 was $15,300, down from $15,500 in the previous quarter and down from $16,800 in the third quarter of 2014.

Rig operating days during the third quarter of 2015 decreased by 10% to 252 compared to 280 in the prior quarter, resulting in rig utilization of 23% during the third quarter of 2015 compared to 26% during the prior quarter.  Rig operating days declined due to diminishing capital and operating spending by our customers.  In the comparable period in 2014, rig operating days were 968, producing a utilization of 88%.

Segment profit in the third quarter of 2015 was $661,000, a 22% decrease compared to profit of $848,000 in the prior quarter and a decrease from $5.1 million in the third quarter of 2014.  Segment margin for the third quarter of 2015 was 17% of revenues compared to 20% from the prior quarter, due to decremental margins on lower revenues.  Last year in the comparable period, segment margin was 31%.

G&A Expense

General and administrative (“G&A”) expense in the third quarter of 2015 was $36.0 million, or 19% of revenue, compared to $35.7 million, or 18% of revenue, in the prior quarter. This slight increase in G&A expense was primarily due to severance costs incurred as the result of corporate restructurings and higher bad debt expense, which was offset by lower personnel expense from cost cutting initiatives and lower incentive compensation.  G&A expense in the third quarter of 2014 was $41.5 million, or 10% of revenue.

Goodwill Impairment

In the third quarter of 2015, Basic concluded that the goodwill in its completion and remedial segment was impaired in its entirety, and accordingly, recorded a pre-tax goodwill impairment charge of $81.9 million.

Tax Benefit

Basic’s tax benefit for the third quarter of 2015 was $56.5 million, compared to a tax benefit of $27.2 million in the second quarter of 2015. Excluding the special items mentioned above, the tax benefit would be $29.7 million for the third quarter, compared to the tax benefit for the second quarter of $25.6 million.  The tax benefit in the third quarter of 2015, excluding the goodwill writedown, had an effective rate of 37%, compared to the prior quarter’s effective tax adjusted benefit rate of 36%. The tax expense of $6.2 million in the third quarter of 2014 translated into an effective tax rate of 39%.

Cash and Total Liquidity

On September 30, 2015, Basic had cash and cash equivalents of approximately $56.0 million, down from $91.8 million at June 30, 2015 and $57.5 million on September 30, 2014. The cash balance at September 30, 2015 does not include $7.5 million of reimbursements we expect to receive in the fourth quarter for equipment that we paid for in the third quarter that will be converted to capital leases in the fourth quarter.  At September 30, 2015, total liquidity was approximately $167 million, which included $111 million of availability under Basic’s $250 million revolving credit facility.

Capital Expenditures and Acquisitions

Total capital expenditures during the first nine months of 2015  were approximately $61.0 million (including capital leases of $13.7 million), comprised of $19.3 million for expansion projects, $36.7 million for sustaining and replacement projects and $5.0 million for other projects.  Expansion capital spending included $8.7 million for the completion and remedial services segment, $7.1 million for the well servicing segment, $2.2  million for the fluid services segment, and $1.3 million for the contact drilling segment.  Other capital expenditures were mainly for facilities and IT infrastructure.

Basic paid $16.7 million for three acquisitions that were completed in the third quarter of 2015.

Conference Call

Basic will host a conference call to discuss its third quarter 2015 results on Friday, October 23, 2015, at 9:00 a.m. Eastern Time (8:00 a.m. Central).  To access the call, please dial (412) 902-0003 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time.  The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, www.basicenergyservices.com.

A telephonic replay of the conference call will be available until November 6, 2015 and may be accessed by calling (201) 612-7415 and using pass code 13620102#.  A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days.

About Basic Energy Services

Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area.  The company employs more than 4,200 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas, and the Rocky Mountain and Appalachian regions. Additional information on Basic Energy Services is available on the Company’s website at www.basicenergyservices.com.

Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete.  However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Basic's ability to execute, manage and integrate acquisitions successfully, (iii) changes in our expenses, including labor or fuel costs and financing costs, (iv) continued volatility of oil or natural gas prices, and any related changes in expenditures by our customers, and (v) competition within our industry.  Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2014 and subsequent Form 10-Qs filed with the SEC.  While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated future results will be achieved.  Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.

-Tables to Follow-

Basic Energy Services, Inc.
Consolidated Statements of Operations and Other Financial Data
(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014

Income Statement Data:	(Unaudited)		(Unaudited)
Revenues:
Completion and remedial services	$67,240	$193,699	$249,070	$495,550
Fluid services	62,631	92,852	200,138	276,001
Well servicing	55,533	91,119	175,701	273,660
Contract drilling	3,843	16,285	19,655	45,162
Total revenues	189,247	393,955	644,564	1,090,373
Expenses:
Completion and remedial services	56,165	119,138	195,086	308,235
Fluid services	47,706	66,121	150,218	197,958
Well servicing	47,877	67,636	147,314	202,144
Contract drilling	3,182	11,225	14,197	30,900
General and administrative (1)	35,984	41,516	110,861	124,028
Depreciation and amortization	60,328	54,485	181,488	157,975
Goodwill impairment	81,877	—	81,877	—
Loss on disposal of assets	1,128	979	1,119	1,216
Total expenses	334,247	361,100	882,160	1,022,456
Operating income (loss)	(145,000)	32,855	(237,596)	67,917
Other income (expense):
Interest expense	(17,242)	(16,828)	(50,945)	(50,253)
Interest income	7	11	17	37
Other income	114	139	449	612
Income (loss) before income taxes	(162,121)	16,177	(288,075)	18,313
Income tax benefit (expense)	56,479	(6,246)	101,514	(7,846)
Net income (loss)	$(105,642)	$9,931	$(186,561)	$10,467
Earnings (loss) per share of common stock:
Basic	$(2.63)	$0.24	$(4.61)	$0.25
Diluted	$(2.63)	$0.24	$(4.61)	$0.25

Other Financial Data:
EBITDA (3)	$(84,558)	$87,479	$(55,659)	$226,504
Adjusted EBITDA (3)	(1,553)	88,458	31,837	232,333
Capital expenditures:
Acquisitions, net of cash acquired	16,730	16,090	16,730	16,090
Property and equipment	12,465	77,541	47,288	184,925

	As of
	September 30, 2015	September 30, 2014

	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$55,972	$57,450
Net property and equipment	895,659	981,910
Total assets	1,250,339	1,605,849
Total long-term debt	842,311	865,708
Total stockholders' equity	159,665	364,108

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Segment Data:	(Unaudited)		(Unaudited)
Completion and Remedial Services
Segment profits as a percent of revenue	16.5%	38.5%	21.7%	37.8%

Fluid Services
Weighted average number of fluid service trucks	1,012	1,025	1,023	1,015
Truck hours (000's)	565.4	645.8	1,734.2	1,883.9
Revenue per fluid services truck (000's)	$62	$91	$196	$272
Segment profits per fluid services truck (000's)	$15	$26	$49	$77
Segment profits as a percent of revenue	23.8%	28.8%	24.9%	28.3%

Well Servicing (2)
Weighted average number of rigs	421	421	421	421
Rig hours (000's)	154.1	217.5	472.7	649.1
Rig utilization rate	50%	71%	52%	72%
Revenue per rig hour, excluding manufacturing	$334	$405	$354	$411
Well servicing rig profit per rig hour	$50	$108	$60	$110
Segment profits as a percent of revenue	13.8%	25.8%	16.2%	26.1%

Contract Drilling
Weighted average number of rigs	12	12	12	12
Rig operating days	252	968	1,206	2,731
Revenue per day	$15,300	$16,800	$16,300	$16,500
Drilling rig profit per day	$2,600	$5,200	$4,500	$5,200
Segment profits as a percent of revenue	17.2%	31.1%	27.8%	31.6%

(1)

Includes approximately $4,242,000 and $3,991,000 of non-cash compensation expense for the three months ended September 30, 2015 and 2014, respectively, and $13,290,000 and $11,472,000 for the nine months ended September 30, 2015 and 2014, respectively.

(2)	Excludes Basic’s barge rig operations that were sold on March 31, 2014.

(3)

This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.”  This earnings release also contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation, amortization, loss on goodwill impairment,  loss on legal settlements, loss on customer audit settlements, and the gain or loss on disposal of assets or “Adjusted EBITDA.”  EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.  However, Basic believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:

•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•	The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and
•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.

EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;
•	EBITDA does not reflect changes in, or cash requirements necessary, to service interest or principal payments on, its debt;
•	EBITDA does not reflect income taxes;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in its industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:

•	Adjusted EBITDA does not reflect Basic’s gain or loss on disposal of assets;
•	Adjusted EBITDA does not reflect Basic’s loss on goodwill impairment;
•	Adjusted EBITDA does not reflect Basic’s loss on legal settlements;
•	Adjusted EBITDA does not reflect Basic’s loss on customer audit settlements; and
•	Other companies in our industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

The following table presents a reconciliation of net income to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Reconciliation of Net Income (Loss) to EBITDA:	(Unaudited)		(Unaudited)
Net income / (loss)	$(105,642)	$9,931	$(186,561)	$10,467
Income taxes	(56,479)	6,246	(101,514)	7,846
Net interest expense	17,235	16,817	50,928	50,216
Depreciation and amortization	60,328	54,485	181,488	157,975
EBITDA	$(84,558)	$87,479	$(55,659)	$226,504

The following table presents a reconciliation of net income to “Adjusted EBITDA,” which means our EBITDA excluding the gain or loss on disposal of assets, loss on goodwill impairment, loss on legal settlements, and loss on customer audit settlements:

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Reconciliation of Net Income (Loss) to Adjusted EBITDA:	(Unaudited)		(Unaudited)
Net income / (loss)	$(105,642)	$9,931	$(186,561)	$10,467
Income taxes	(56,479)	6,246	(101,514)	7,846
Net interest expense	17,235	16,817	50,928	50,216
Depreciation and amortization	60,328	54,485	181,488	157,975
Goodwill impairment	81,877	—	81,877	—
Loss on disposal of assets	1,128	979	1,119	1,216
Loss on legal settlements	—	—	—	4,613
Loss on customer audit settlement	—	—	4,500	—
Adjusted EBITDA	$(1,553)	$88,458	$31,837	$232,333